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                                                                    EXHIBIT 3.1
                          COMMONWEALTH OF PENNSYLVANIA
                               DEPARTMENT OF STATE
                               CORPORATION BUREAU

                              COMMUNITY BANKS, INC.
                            ARTICLES OF INCORPORATION
                           AMENDED AND RESTATED 5/8/02

         1. The name of the corporation is Community Banks, Inc.

         2. The location and address of the initial registered office of the corporation in the Commonwealth of Pennsylvania is 750 East Park Drive, Harrisburg, PA 17111.

         3. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

         To have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania. The corporation is incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania (Act of May 5, 1933, P.L. 364, as amended).

         4. The term for which the corporation is to exist is perpetual.

         5. The aggregate number of shares which the Corporation shall have authority to issue is 20,500,000 shares, divided into two classes consisting of 20,000,000 shares of Common Stock with a par value of $5.00 per share and 500,000 shares of Preferred Stock without a par value. The Board of Directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features or other special or relative rights that may be desired for the Preferred Stock and any series thereof, and to issue such Preferred Stock from time to time in one or more series. The designations, preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights of any series of Preferred Stock may differ from those of any and all series at any time outstanding.

         Authorized but unissued shares of stock of the Corporation may be issued only if seventy-five (75%) percent of the entire Board of Directors consents to the issuance.

         6. The name and post office address of each incorporator and the number and class of shares subscribed by each incorporator is:

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         NAME          ADDRESS                   NO. AND CLASS OF SHARES
         ----          -------                   -----------------------

Thomas L. Miller       475 Schoolhouse Lane      One Share of common stock
                       Millersburg, PA 17061

         7. Cumulative voting for the election of directors shall not be permitted.

         8. No holder of any class of capital stock of the corporation shall have preemptive rights, and the corporation may issue shares, option rights or securities having conversion or option rights with respect to shares and any other securities of any class without first offering them to shareholders of any class or classes.

         9. To the full extent permitted by law, the Board of Directors is expressly vested with the authority to make, alter, amend and repeal such By-laws as it may deem necessary or desirable for the corporation, subject to the statutory power of the shareholders to change such action but only upon the affirmative vote of the holders of the outstanding capital stock of the corporation entitled to cast at least seventy-five (75%) percent of the votes which all shareholders are entitled to cast thereon at a regular or special meeting of the shareholders duly convened after notice to the shareholders of that purpose.

         10. A. The Board of Directors of the corporation may, in its sole discretion, and it is hereby declared a proper corporate purpose for the Board of Directors, if it deems it advisable, to oppose any offer, proposal or attempt by any corporation or other business entity, person or group to (a) make any tender or other offer to acquire any of the corporation's securities; (b) merge or consolidate the corporation with or into another entity; (c) purchase or otherwise acquire all or substantially all of the assets of the corporation; or
(d) make any transaction similar in purpose or effect to any of the above. In considering whether to oppose, recommend or remain neutral with respect to any of the aforesaid offers, proposals or plans, the Board of Directors shall evaluate what is in the best interests of the corporation and may, but is not legally obligated to, consider any pertinent factors which may include but are not limited to any of the following:

         (1) Whether the offering price, whether in cash or in securities, is adequate and acceptable based upon both the current market price of the corporation's securities and the historical and present operating results or financial condition of the Corporation.

         (2) Whether a price more favorable to the shareholders may be obtained now or in the future from other offerors and whether the corporation's continued existence as an independent corporation will affect the future value of the corporation.

         (3) The impact the offer would have on the employees, depositors, clients and customers of the corporation or its subsidiaries and the communities which they serve.

         (4) The present and historical financial position of the offeror, its reputation in the communities which it serves and the social and/or economic effect which the reputation and

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practices of the offeror or its management and affiliates would have upon the employees, depositors and customers of the Corporation and the community which the Corporation serves.

         (5) An analysis of the value of securities (if any) offered in exchange for the Corporation's securities.

         (6) Any anti-trust or other legal or regulatory issues raised by the offer.

         B. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all government and regulatory authorities having jurisdiction over the offer; causing the corporation to acquire its own securities; selling or otherwise issuing authorized but unissued securities or treasury stock and granting options with respect thereto; acquiring a company to create anti-trust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

         11. No corporate action (as hereinafter defined) shall be authorized unless there are cast in favor of the corporation action at least seventy-five (75%) percent of the votes which all shareholders are entitled to cast thereon.

         Provided, however, that if sixty-six and two-thirds (66 2/3%) percent of the entire Board of Directors of the Corporation recommends approval of the corporate action to the shareholders, said corporate action shall be authorized if there are cast in favor of the corporate action at least sixty-six and two-thirds (66 2/3%) percent of the votes which all shareholders are entitled to cast thereon.

         The term "corporate action" shall be deemed to include any and all of the following, if such action is to be effected by the vote of the shareholders or if approval of the shareholders is required under the Articles of Incorporation of the corporation as then in effect or under the Business Corporation Law of 1933, as amended:

         (a) The amendment of Articles 5, 7, 8, 9, 10, 11, or 12 of these Articles of Incorporation;

         (b) The removal of one or more directors;

         (c) A Business Combination (as hereinafter defined).

         For the purposes of this Article 11, the following terms shall have the meaning set forth below:

         (a) "Subsidiary" means any corporation of which a majority of any class of equity security (as defined in the General Rules and Regulations under the Securities Exchange Act of 1934) is owned, directly or indirectly, by the Corporation;

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         (b) The term "all or substantially all of the assets" shall mean assets having a book value in excess of ten (10%) percent of the book value of the total consolidated assets of the corporation at the end of its most recent fiscal year ending prior to the time the determination is made, all determined in accordance with generally accepted accounting principles.

         (c) The term "Business Combination" shall mean any and all of the following:

                  (i) Any merger or consolidation of the corporation with or into another corporation;

                  (ii) Any merger or consolidation of a subsidiary of the corporation with or into another corporation if (i) the resulting, surviving or continuing corporation, as the case may be, would not be a subsidiary of the corporation or (ii) the total number of common shares of the corporation issued or delivered in connection with such transaction, plus those initially issuable upon conversion of any other shares, securities or obligation to be issued in connection with such transaction, exceed fifteen (15%) percent of the common shares of the corporation outstanding immediately prior to the date on which such transaction is consummated;

                  (iii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the corporation;


                  (iv) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of a subsidiary of the corporation whose total assets exceed twenty (20%) percent of the total assets of the corporation as reflected on the most recent consolidated balance sheet of the corporation;

                  (v) Any sale of all or substantially all of the stock in a subsidiary whose total assets exceed twenty (20%) percent of the total assets of the corporation as reflected on the most recent consolidated balance sheet of the corporation;

                  (vi) Any plan or proposal for the liquidation or dissolution of the corporation or of any subsidiary of the corporation whose total assets exceed twenty (20%) percent of the total assets of the corporation as reflected on the most recent consolidated balance sheet of the corporation;

                  (vii) Any reclassification of securities (including any reverse stock split) or recapitalization of the corporation, or any reorganization, merger or consolidation of the corporation with any of its subsidiaries or any similar transaction; or

                  (viii) The issuance in a single or one or more related transactions of voting shares of the corporation sufficient to elect a majority of the directors of the corporation.

         12. The Corporation shall, to the fullest extent permitted by applicable law, indemnify any and all persons whom it shall have the power to indemnify from and against

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any and all expenses, liabilities or other matter for which indemnification is permitted by applicable law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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